Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

WHEREAS, First Savings Financial Group, Inc. ("FSFG"), First Savings Bank ("First Savings"), Dearmin Bancorp, Inc. ("Dearmin"), The First National Bank of Odon ("FNBO"), and the Priscilla D. and Timothy J. Turner Living Trust (the "Shareholder") are parties to an Agreement and Plan of Reorganization dated as of July 21, 2017 (the "Agreement");

WHEREAS, FSFG, First Savings, Dearmin, FNBO, and the Shareholder desire to make certain amendments to the Agreement as specified below (collectively, the "Amendment"), in accordance with Section 8.3 of Article VIII of the Agreement; and

WHEREAS, the Boards of Directors of FSFG, First Savings, Dearmin and FNBO have determined that the Amendment is advisable and in the best interests of FSFG, First Savings and FNBO and their respective shareholders.

NOW, THEREFORE, in consideration of their mutual promises and obligations hereunder, FSFG, First Savings, Dearmin, FNBO, and the Shareholder hereby adopt and make this Amendment, as follows:

First Amendment

The following defined terms are hereby added to Article I of the Agreement:

"Excess FRB Member Reserve Balances from Investments in Securities" means the aggregate cash flows from investment securities that FNBO invests with the FRB as excess member reserves, which equals the average daily balance of FNBO's reserve balances during the period from July 22, 2017 to the month-end immediately before the Closing Date minus the average daily balance of FNBO's reserve balances for the six months ended June 30, 2017.

"Opportunity Cost of Excess FRB Member Reserve Balances from Investments in Securities" means the Excess FRB Member Reserve Balances from Investment Securities multiplied by the difference between 2.00% and the interest rate paid by the FRB on excess member reserves in effect at the month-end immediately before the Closing Date.

Second Amendment

Section 2.3(c) of Article II of the Agreement is hereby amended to read in its entirety as follows (amendatory language is denoted by stricken and/or double underlined text):

"(c)     FNBO Shareholders' Equity.  "FNBO Shareholders' Equity" means the shareholders' equity of FNBO, determined in accordance with GAAP, provided, however, that solely for purposes of calculating FNBO Shareholders' Equity as of the end of the month immediately before the Closing Date for purposes of Section 2.3(b)(i) above, shareholders' equity of FNBO shall be increased by an amount equal to the Opportunity Cost of Excess FRB Member Reserve Balances from
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Investment Securities, and the following expenses (but no other expenses) shall be disregarded:  (i) any accruals established by FNBO pursuant to Section 5.15; (ii) any loss resulting from the sale of Loans by FNBO pursuant to Section 5.14; (iii) any accrual established or payment made by FNBO pursuant to Section 5.11(e), 5.11(f) or 5.11(g); (iv) any changes to the valuation of the FNBO investment portfolio attributed to Accounting Standards Codification 320, Investments – Debt and Equity Securities, whether upward or downward, from June 30, 2017 until the measurement date; (v) the aggregate expenses of attorneys, accountants, consultants, financial advisors, and other professional advisors incurred by FNBO and Dearmin in connection with this Agreement or the transactions contemplated hereby; (vi) costs associated with terminating the FNBO 401(k) Plan pursuant to Section 5.11(b); ~~and~~ (vii) costs associated with the termination of that certain Master Agreement, dated September 26, 2011 (including any related addenda, order requests, exhibits and schedules), with D+H USA Corporation and with any related deconversion services; (viii) the accrual for the OCC semi-annual assessment payable by FNBO on March 31, 2018; and (ix) the payment of employee bonuses paid in accordance with Section 4.2(b)(xv)(A).  All such additions and excluded amounts shall be calculated on an after-tax basis and determined in accordance with GAAP."

Third Amendment

Section 4.2(b)(iv) of Article IV of the Agreement is hereby amended to read in its entirety as follows (amendatory language is denoted by stricken and/or double underlined text):

"(iv)     make, declare or pay any dividend or any other distribution on its capital stock, except that FNBO may declare a cash dividend on the outstanding shares of FNBO Common Stock in the aggregate amount of one hundred and fifty thousand dollars ($150,000.00), payable on January 31, 2018;"

Fourth Amendment

Section 4.2(b)(xv)(A) of Article IV of the Agreement is hereby amended to read in its entirety as follows (amendatory language is denoted by stricken and/or double underlined text):

"(xv)  (A)     increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to written policies currently in effect, or pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors, except that FNBO may accrue and pay employee bonuses for the year ending December 31, 2017 in an aggregate amount commensurate with prior years' customary practices;"

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Fifth Amendment

Section 5.11(d) of Article V of the Agreement is hereby amended to read in its entirety as follows (amendatory language is denoted by stricken and/or double underlined text):

"(d)     ~~With respect to the amounts accrued by FNBO for the payment of bonuses to employees of FNBO, on the Closing Date, FNBO shall distribute bonuses to eligible employees of FNBO who are employees of FNBO as of the Closing Date pro-rated through the Closing Date~~ [RESERVED]."

Sixth Amendment

Section 5.11(e) of Article V of the Agreement is hereby amended to read in its entirety as follows (amendatory language is denoted by stricken and/or double underlined text):

"(e)         (i)      If the Closing Date is on or before December 31, 2017, then, before the Closing Date and in accordance with GAAP, FNBO shall accrue all unused vacation time, which shall be paid to its employees as of the Closing Date.

(ii)     If the Closing Date is on or after January 1, 2018, then (a) FNBO shall accrue all unused vacation time of all FNBO employees who are not Continuing Employees, which shall be paid to such employees as of the Closing Date, and (b) the Surviving Bank shall carryover each Continuing Employee's unused vacation days earned with FNBO as of the Closing Date for use only during the calendar year ending December 31, 2018.  For Continuing Employees who earned fewer vacation days with FNBO as of January 1, 2018 than what they would have earned with First Savings had they been employees of First Savings as of January 1, 2018, then, on the Closing Date, the Surviving Bank shall credit each such Continuing Employee with such additional vacation days, less any vacation days used by the Continuing Employee on or after January 1, 2018 and through the Closing Date while an employee of FNBO."

Seventh Amendment

Section 5.11(i) of Article V of the Agreement is hereby amended to read in its entirety as follows (amendatory language is denoted by stricken and/or double underlined text):

"(a)     The Surviving Bank shall carryover all unused sick time of each Continuing Employee ~~and shall provide each Continuing Employee with one (1) day of vacation time to be used after the Closing Date but on or before December 31, 2017~~.

[Signature page follows]

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In Witness Whereof, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of this 17th day of November, 2017.

First Savings Financial Group, Inc.

By:          /s/ Larry W. Myers
Larry W. Myers
President and Chief Executive Officer

First Savings Bank

By:          /s/ Larry W. Myers
Larry W. Myers
President and Chief Executive Officer

Dearmin Bancorp, Inc.

By:          /s/ Priscilla Dearmin-Turner
Priscilla Dearmin-Turner
President and Chief Executive Officer

The First National Bank of Odon

By:          /s/ Priscilla Dearmin-Turner
Priscilla Dearmin-Turner
Chairperson of the Board of Directors

Priscilla D. and Timothy J. Turner Living Trust

By:          /s/ Priscilla Dearmin-Turner
Priscilla Dearmin-Turner
Co-Trustee

By:          /s/ Timothy J. Turner
Timothy J. Turner
Co-Trustee

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